UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MindWalk Holdings Corp.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

Industrious 823 Congress Ave Suite 300 Austin, Texas 78701
(Address of principal executive offices)

IMMUNOPRECISE ANTIBODIES LTD.

2025 STOCK INCENTIVE PLAN
(Full title of plan)

ImmunoPrecise Antibodies (USA), Ltd.
4837 Amber Valley Parkway Suite 11
Fargo, ND 58104
(Name and address of agent for service)

(701) 353-0022
(Telephone number, including area code, of agent for service)

Copies to:

Dorsey & Whitney LLP

James Guttman
TD Bank Tower
66 Wellington Street West, Suite 3400

Toronto, Ontario, Canada M5K 1E6

(416) 367-7376

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer [ ]	Accelerated Filer []
Non-Accelerated Filer [X]	Smaller Reporting Company [ ]
Emerging Growth Company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

EXPLANATORY NOTE

This registration statement on Form S-8 (the "Registration Statement") is being filed for the purpose of registering 5,620,254 common shares (the "Common Shares") of MindWalk Holdings Corp. (the "Registrant" or "Company") issuable pursuant to the exercise of options and stock appreciation rights and the settlement of restricted stock, restricted stock units, dividend equivalent or other stock-based awards to be granted under the ImmunoPrecise Antibodies Ltd. 2025 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the United States Securities Act of 1933, as amended (the "Securities Act").

Item 2. Registrant Information and Employee Plan Annual Information

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation Of Documents By Reference.

The following documents which have been and will in the future be filed by the Registrant with the United States Securities and Exchange Commission (the "SEC") are incorporated into this Registration Statement by reference:

(a)	Our Annual Report on Form 20-F filed with the SEC on July 29, 2025.
(b)	All other reports filed by the Registrant under Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act") since April 30, 2025.

(c)	The description of our common shares contained in Annual Information Form included as Exhibit 99.119 to our Registration Statement on Form 40-F filed with the SEC on September 16, 2020, as amended on October 2, 2020, November 4, 2020, December 22, 2020 and December 28, 2020.

In addition, all reports and documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, and any Form 6-K furnished by us during such period or portions thereof that are identified in such Form 6-K as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the date of filing of each such document.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Sections 160 to 163 of the Business Corporations Act (British Columbia) provide as follows:

160	Subject to section 163, a company may do one or both of the following:
	(a)	indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable;
	(b)	after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.
161	Subject to section 163, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party
	(a)	has not been reimbursed for those expenses, and
	(b)	is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.
162 (1)	Subject to section 163 and subsection (2) of this section, a company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.
(2)	A company must not make the payments referred to in subsection (1) unless the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by section 163, the eligible party will repay the amounts advanced.
163 (1)	A company must not indemnify an eligible party under section 160(a) or pay the expenses of an eligible party under section 160(b), 161 or 162 if any of the following circumstances apply:

	(a)	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

	(b)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;
	(c)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be;
	(d)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.
(2)	If an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not do either of the following:
	(a)	indemnify the eligible party under section 160(a) in respect of the proceeding;
	(b)	pay the expenses of the eligible party under section 160(b), 161 or 162 in respect of the proceeding.

Article 21 of the Articles of the Registrant provides as follows:

21.2 Mandatory Indemnification of Directors and Officers and Former Directors and Officers

The Company must indemnify a director, officer, former director or officer or alternate director of the Company and their heirs and legal personal representatives, as set out in the Business Corporations Act, against all eligible penalties to which such person is or may be liable, and the Company must indemnify, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director, officer, former director or officer or alternate director is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 21.2 in advance of the final disposition of an eligible proceeding in accordance with, and to the fullest extent and in all circumstances permitted by, the Business Corporations Act.

21.3 Mandatory Advancement of Expenses

The company must pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceed but the Company must first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the Business Corporations Act, the eligible party will repay the amounts advanced.

21.4 Indemnification of Other Persons

The Company may indemnify any other person in accordance with the Business Corporations Act.

21.5 Non-Compliance with Business Corporations Act

The failure of a director, alternate director or officer of the Company to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which they are entitled under this Part.

21.6 Company May Purchase Insurance

The Company may purchase and maintain insurance for the benefit of any person (or their heirs or legal personal representatives) who:

(1)	is or was a director, alternate director, officer, employee or agent of the Company;
(2)	is or was a director, alternate director, officer, employee or agent of a corporation at a time the corporation is or was an affiliate of the Company;
(3)	at the request of the Company, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;
(4)	at the request of the Company, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by them as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

To the extent permitted by law, the Company has entered into an indemnification agreement with its directors for liabilities incurred while performing their duties. The Company also maintains directors' & officers' liability insurance which protects individual directors and officers and the Company against claims made, provided they acted in good faith on behalf of the Company, subject to policy restrictions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Number	Exhibit
4.1	Notice of Articles and Articles of Incorporation, (incorporated by reference to Exhibit 4.1 to the Company's Form F-3 filed with the SEC on July 10, 2023)
4.2	ImmunoPrecise Antibodies Ltd. 2025 Stock Incentive Plan
5.1	Opinion of Koffman Kalef LLP
23.1	Consent of Koffman Kalef LLP (included in Exhibit 5.1)
23.2	Consent of Grant Thornton LLP
24.1	Power of Attorney (see Signature Pages)
107	Filing Fee Table

Item 9. Undertakings.

(a)    The Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, Minnesota, Country of United States of America on October 17, 2025.

MINDWALK HOLDINGS CORP.

/s/ Jennifer Bath
Name:	Jennifer Bath
Title:	Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, the undersigned officers and directors of MindWalk Holdings Corp., hereby severally constitute and appoint Jennifer Bath and Kari Graber, and each of them singly (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jennifer Bath	Chief Executive Officer, President and Director	October 17, 2025
Jennifer Bath	(Principal Executive Officer)

/s/ Joseph Scheffler	Interim Chief Financial Officer	October 17, 2025
Joseph Scheffler	(Principal Financial Officer)

/s/ Kari Graber	VP Of Commercial Services (Corporate Secretary)	October 17, 2025
Kari Graber

/s/ Dirk Witters	Chairman and Director	October 17, 2025
Dirk Witters

/s/ Kamil Isaev	Director	October 17, 2025
Kamil Isaev

/s/ Jon Lieber	Director	October 17, 2025
Jon Lieber

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of Section 6(a) of the Securities Act, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, on  October 17, 2025.

MINDWALK HOLDINGS CORP.

By:	/s/ Jennifer Bath
Name: Jennifer Bath
Title: Chief Executive Officer and President